Right of First Refusal to Purchase Common Stock

AGREEMENT made this 15th day of January, 2016 with an effective date of January 4, 2016 (the “Effective Date”), by and between Steven L. Sample (“Mr. Sample” or “Seller”), and Richard K. Pertile (“Mr. Pertile” or “Optionee”) individuals residing in the State of Florida (each a “Party” and collectively the "Parties").

WHEREAS, Mr. Sample is the owner of certain Common stock representing shares of Acacia Diversified holdings, Inc. (“Acacia”) (the “Sample Acacia Shares”) which are fully paid and non-assessable under Rule 144 and free of any liens or encumbrances; and

WHEREAS, the Parties hereto are also Parties to that certain Asset Purchase Agreement (the “APA”) of even date herewith by and between Acacia and the MariJ Group of Companies (“MariJ”); and,

WHEREAS the Parties hereto desire to promote their mutual interests in the ratification and execution of the APA, a portion of the terms of which call for Mr. Sample to grant to Mr. Pertile that certain Right of First Refusal (the “Option”) to acquire Two Million Five-Hundred Thousand (2,500,000) of the Sample Acacia Shares (the “Option Shares”) under certain terms and conditions.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.                  Right of First Refusal. Seller hereby offers to sell to Optionee the Option Shares or any portion thereof (the “Offered Option Shares”) under the terms and conditions set forth herein and in conjunction with the terms and conditions set forth in Section 2(d)(ii) and Section 2(d)(iii) of the APA to which this Agreement is made a part as Exhibit H (the “Offer”). Except as herein provided, Seller shall not sell, dispose of, or otherwise grant any interest in and to the Option Shares or any portion thereof prior to May 5, 2019 except upon the prior written consent of Optionee, or in the absence of such written consent, as pursuant to the provisions hereinafter set forth.

2.                  Period of the Offer. Pursuant to the terms of the APA, this Offer shall be considered to be extended only during the period of April 4, 2019 through and including May 4, 2019 (the “Period”). If Optionee shall not accept the Offer in writing to Seller during that period, or if all terms and conditions of the Offer are not fulfilled, this Option shall thereafter become null and void and of no force or effect.

3.                  Notices. Notices from one Party to another relating to this Agreement shall be deemed effective if made in writing and delivered to the recipient's address or facsimile number set forth below by any of the following means:

(i) hand delivery;

(ii) registered or certified mail, postage prepaid, with return receipt requested;

(iii) FedEx or like overnight courier service with delivery confirmation; or,

(iv) facsimile or other wire transmission with request for assurance of receipt in a manner typical with respect to communications of that type.

Notice made in accordance with this Section shall be deemed delivered on receipt if delivered by hand or wire transmission, upon receipt of return receipt if mailed by registered or certified mail,

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or the next business day after deposit with an overnight courier service if delivered for next day delivery. The Parties agree that electronic mail shall not constitute a permitted form of notice under this Section.

(i)	If to Mr. Pertile, addressed to:
Richard K. Pertile

2810 Phillippe Parkway

Safety Harbor, FL 34695

With a copy to:

Howard P. Ross, Esq. B.C.S.

Florida Bar Certified in Business Litigation and Civil Trial

Battaglia, Ross, Dicus & McQuaid, P.A.

5858 Central Avenue

St. Petersburg, FL 33707

(ii)	If to the Mr. Sample, addressed to:

Steven L. Sample

2806 SE 29th Street

Ocala, FL 34471

Any Party may, from time to time, by written notice to the other Party, designate a different address, which shall be substituted for the one specified above for such Party.

4.                  Exclusive Offer. Mr. Sample shall not sell or otherwise dispose of, other than to Optionee, the Offered Option Shares prior to May 5, 2019 except in the event that:

  Optionee shall provide written notice to Mr. Sample that the Offer has been declined; or
  Optionee shall not complete the purchase of all or part of the Offered Option Shares during the Period, at which time Mr. Sample shall be permitted, at any time or times after the Period, to sell the remaining Offered Option Shares to such person or persons and on such terms as he shall see fit; provided, however, that no such sale shall be made at a lower price than that offered to Optionee.

5. Consideration. Optionee shall pay to Seller the sum of $0.001 per share for each Option Share purchased, being par value of the Offered Option Shares, payable in U.S. currency at the time of acceptance of the Offer.

6. Proxy, Certificate(s) Representing Option Shares, Stock Pledge, Stock Power. At Closing of the APA, Mr. Sample shall deliver for the holding in trust by attorney of Optionee or MariJ (the “Optionee Trust Attorney”):

a. Certificate(s) of Acacia Common stock representing the Offered Option Shares;

b. A Stock Pledge duly executed by Mr. Sample for use by Mr. Pertile in the event of his acceptance and fulfillment of the Offer

c. A Stock Power duly executed by Mr. Sample providing Mr. Pertile with the authority to transfer and convey the Offered Option Shares to himself upon his authorized and proper acceptance of the Offer during the Period.

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d. A voting proxy executed by Mr. Sample authorizing Optionee to vote the Offered Option Shares.

In the event Optionee shall (i) decline the Offer in writing; or, (ii) fail to fulfill its obligations relating to acceptance of the Offer during the Period, then all of the items in this Section 6(a), (b), (c), and (d) provided at Closing to the Optionee Trust Attorney shall promptly be returned without further demand or notice to Mr. Sample in the original state as when presented at Closing.

In witness whereof the parties have caused this Agreement to be duly executed on the date first above written.

Steven L. Sample, Seller

____/s/ Steven L. Sample_____________

Richard K. Pertile, Optionee

____/s/ Richard K. Pertile_____________